Exhibit(c)(3)
Presentation to Colorprint Board Discussion Materials
Goldman, Sachs & Co. 9-Nov-2006

Table of Contents
I. Executive Summary II. Valuation Update III. Strategic Alternatives Appendix A: Financial Sponsors Profiles Appendix B: Additional Information Appendix C: Hellman & Friedman Proposal
Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

I. Executive Summary

Hellman & Friedman Preliminary Indication of Interest Key Transaction Terms
100% ACQUISITION – ALL CASH CONSIDERATION Date of Letter ? October 20, 2006 Equity consideration per share ? $33.00-$34.00 Expected Source of Financing ? Equity provided by H&F Funds only ? Source of debt financing not specified Timing Issues ? Request access to management and non-public information for four weeks following confidentiality agreement ? Request 6 week exclusivity period to reach an agreement Position Regarding Existing Management ? Will only pursue a transaction that has the support of Colorprint’s board of directors and management Other Considerations / Assumptions ? Based on publicly available information ? Willing to provide a post-signing “market check” for valuation ? Marketing services is an area of investment focus for H&F: — Part of consortium that acquired VNU in June 2006 — Invested $315 mm in take private transaction of DoubleClick in 2005 — 1996 and 1996 minority stake investments in Young & Rubicam and Digitas

Advisors ? Not disclosed

Illustrative Analysis at Various Prices ($ in millions, except per share data) Illustrative Analysis at Various Prices ($ in millions, except per share data) Premium to Current Price 0.0% 10.0% 20.0%30.0% 40.0%50.0% Price Per Share $ 24.93 $ 27.42 $ 29.92 $ 32.41 $ 34.90 $ 37.40 Equity Value 1,169 1,296 1,4331,569 1,7061,843 Net Debt (at 30-Sep-06) 79 7979 79 7979 Enterprise Value 1,2481,375 1,512 1,649 1,785 1,922 Premium to: 30 Day Average $ 27.08 (8.0)% 1.2% 10.5% 19.7% 28.9% 38.1% 60 Day Average 27.28 (8.6) 0.5 9.7 18.8 27.9 37.1 90 Day Average 27.61 (9.7) (0.7) 8.4 17.4 26.4 35.5 180 Day Average 27.92 (10.7) (1.8) 7.2 16.1 25.0 33.9 52 Week High Price 29.77 (16.3) (7.9) 0.5 8.9 17.2 25.6 EBITDA [1] Management / IBES LTM — 9/30/06 $ 151.9 8.2 x 9.1 x 10.0 x 10.8 x 11.7 x 12.6 x CY2006E — Management $ 152.8 8.2 x 9.0 x 9.9 x 10.8 x 11.7 x 12.6 x CY2006E — IBES [2] 152.7 8.2 9.0 9.9 10.8 11.7 12.6 CY2007E — Management 168.7 7.4 8.2 9.0 9.8 10.6 11.4 CY2007E — IBES [3] 157.9 7.9 8.7 9.6 10.4 11.3 12.2 EPS CY2006E — Management $ 1.46 17.1 x 18.8 x 20.5 x 22.3 x 24.0 x 25.7 x CY2006E — IBES [2] 1.41 17.7 19.4 21.2 23.0 24.8 26.5 CY2007E — Management 1.50 16.6 18.3 19.9 21.6 23.2 24.9 CY2007E - IBES [3] 1.40 17.8 19.6 21.3 23.1 24.9 26.7 PEG (LT — IBES) CY 2006E P/E 9.3% 1.9 x 2.1 x 2.3 x 2.5 x 2.7 x 2.8 x CY 2007E P/E 9.3 1.9 2.1 2.3 2.5 2.7 2.9 Executive Summary 4

II. Valuation Update

Market Performance Price Appreciation by Sector
—
2000 2001 2002 2003 2004 2005 2006YTD1 — — Colorprint 0.9% (10.9)% (46.7)% 9.0% 47.0% (14.4)% (1.7)% — —
Sectors — — Marketing Services2 8.9% 12.9% (17.4)% 21.1% 19.4% (12.5)% 2.1% — — Information Services3 18.7 42.2 (0.3) 30.9 17.6 20.4 0.1 — — Advertising4 (17.1) (17.3) (37.6) 23.5 (3.4) 1.0 6.6 — — Publishing5 (13.1) (9.0) (14.4) 24.6 21.2 5.4 26.9 — —
Industry Standards — — S&P 500 (10.1)% (13.0)% (23.4)% 26.4% 9.0% 3.0% 10.5% — — NASDAQ Composite Index (39.3) (21.1) (31.5) 50.0 8.6 1.4 7.3
— 1 As of 6-Nov-2006. 2 Marketing Services: Acxiom, Harte Hanks, InfoUSA, Valassis, and Advo. 3 Information Services: Moody’s, Dun & Bradstreet, Equifax, Alliance Data Systems, Fair Isaac, First Advantage and ChoicePoint. 4 Advertising: Omnicom Group, Interpublic, Publicis, Havas, and WPP Group. 5 Publishing: News Corp, Thomson Corporation, McGraw-Hill, and Wolters Kluwer.

Colorprint Shares Traded at Various Prices

Colorprint Shares Traded at Various Prices

Colorprint Enterprise Value / EBITDA Trading History Three Years

Comparison of Selected Companies ($ in millions, except per share data) — Comparison of Selected Companies ($ in millions, except per share data) Closing % of Equity Calendarized 5-Year 2006 PE 2007 PELTM Price 52 Week MarketEnterpriseEnterprise Value / EBITDA P/E Multiples [2] Est. EPS to 5-Year to 5-YearEBITDA Company 06-Nov-06High Cap [1] Value [1] LTM [1] 2006E 2007E 2006 2007 CAGR [2] CAGR [2] CAGR [2]Margin [1] Colorprint — IBES $ 24.9384% $ 1,169 $ 1,2488.2 x 8.2 x 7.9 x 17.7 x 17.8 x 9.3% 1.9 x 1.9 x34.5 % Colorprint — Management 8.2 7.4 17.1 16.6 Marketing Services Acxiom $ 25.1295% $ 2,265 $ 2,9687.3 x 7.4 x 7.0 x 25.8 x 21.1 x 15.0% 1.7 x 1.4 x29.7 % Harte Hanks 25.8786 2,096 2,22710.1 10.2 9.5 18.7 16.9 11.2 1.7 1.518.8 Advo 28.7778 914 1,0379.9 9.9 NA 22.1 15.7 15.0 1.5 1.07.3 Valassis Communications 15.1248 723 8966.5 6.5 6.8 9.6 10.1 7.0 1.4 1.412.9 InfoUSA 11.6690 650 7838.9 8.5 7.2 18.2 13.6 NA NA NA21.5 Median 86% 8.9 x 8.5 x 7.1 x 18.7 x 15.7 x 13.1% 1.6 x 1.4 x15.9 % Mean 79 8.5 8.5 7.6 18.9 15.5 12.0 1.6 1.417.2 Information Services Moody’s $ 66.0691% $ 19,434 $ 19,50418.8 x 17.5 x 15.9 x 30.2 x 27.0 x 15.0% 2.0 x 1.8 x56.2 % Alliance Data 59.9399 4,966 5,56413.6 11.0 9.8 19.5 16.9 18.0 1.1 0.923.1 Dun & Bradstreet 77.6499 5,068 5,30611.6 11.7 10.7 19.8 17.1 13.3 1.5 1.330.8 ChoicePoint 37.0080 3,210 3,4019.8 10.1 9.6 22.7 19.5 15.0 1.5 1.333.0 Fair Isaac 39.6182 2,597 2,68111.5 NA 9.3 17.8 15.9 15.0 1.2 1.128.3 First Advantage 20.0466 1,164 1,4209.8 8.8 7.7 19.1 16.6 20.0 1.0 0.821.0 Median 87% 11.6 x 11.0 x 9.7 x 19.6 x 17.0 x 15.0% 1.3 x 1.2 x29.5 % Mean 86 12.5 11.8 10.5 21.5 18.8 16.0 1.4 1.232.1 Advertising Omnicom Group $ 101.25100% $ 17,731 $ 20,02211.7 x 12.0 x 11.0 x 20.3 x 18.1 x 12.0% 1.7 x 1.5 x15.6 % WPP Group 12.5894 16,272 18,73610.6 10.3 9.6 16.4 14.7 10.0 1.6 1.516.1 Publicis Groupe 37.4688 8,736 8,6777.5 8.2 7.8 15.9 14.6 3.0 5.3 4.921.9 Interpublic Group 10.5995 4,668 6,228NM 17.4 9.5 NM 46.0 10.0 NA 4.6 NM Havas 4.8191 2,062 2,66810.6 11.8 10.1 27.6 19.9 6.5 4.3 3.113.6 Median 94% 10.6 x 11.8 x 9.6 x 18.3 x 18.1 x 10.0% 3.0 x 3.1 x15.9 % Mean 94 10.1 12.0 9.6 20.0 22.7 8.3 3.2 3.116.8 Publishing News Corp $ 20.9099% $ 66,703 $ 72,62815.6 x 14.2 x 12.7 x 22.4 x 19.0 x 18.0% 1.2 x 1.1 x18.3 % Thomson Corporation 41.1297 26,450 30,74514.3 12.2 11.3 24.5 22.2 13.5 1.8 1.624.0 McGraw-Hill 65.49100 24,329 24,80013.9 15.1 13.5 26.2 23.0 12.5 2.1 1.828.9 Wolters Kluwer 27.5298 8,453 9,71714.2 10.8 9.3 17.9 14.9 9.0 2.0 1.715.2 Median 98% 14.2 x 13.2 x 12.0 x 23.4 x 20.6 x 13.0% 1.9 x 1.7 x24.0 % Mean 98 14.5 13.1 11.7 22.7 19.8 13.2 1.8 1.623.8
Valuation Update10

Illustrative Discounted Cash Flow Analysis Valuation Date November 6, 2006 ($ in millions, except per share data)
As of 31-December
2006 2007 2008 2009 2010 2011 Sales $ 454.1 $ 498.8 $ 526.2 $ 555.2 $ 585.7$ 617.9 EBIT 110.1 119.7 128.9 141.5 155.0 166.3 Taxes1 41.9 45.5 49.0 53.8 58.9 63.2
D&A $ 42.7 $ 48.9 $50.0 $ 50.0 $ 50.0 $ 50.0 Change in Working Capital 0.0 (5.0) 1.2 1.3 1.4 1.4 Capex 117.0 55.0 50.0 50.0 50.0 50.0
Unlevered Free Cash Flow $ (6.0) $ 63.2 $81.1 $ 89.1 $ 97.5$ 104.5 Adjustment to year 12 2.0 Unlevered Free Cash Flow (3.9) 63.2 81.1 89.1 97.5 104.5 PV of Cash Flow (3.9) 59.5 69.7 69.9 69.9 68.4
Discounted Cash Flow Assumptions Value of FCF $ 333.3 Projections 5 Management Terminal Value 1,216.8 Colorprint WACC 9.5 % PV of FCF’s 1,550.1 Change in Working Capital 5 Management Tax Rate 1 38.0 % Net Debt3 $ 79.3 Terminal LTM EBITDA Multiple 9.0 x Equity Value 1,470.8 Diluted Shares Outstanding4 48.0 Valuation as of 6-Nov-06 Implied Share Price $ 30.61
Valuation Update11

Illustrative DCF Sensitivities
Terminal LTM EBITDA Multiple $ 0.08.0 x 8.5 x 9.0 x 9.5 x 10.0 x
Discount 8.0%$ 29.86 $ 31.19 $ 32.51 $ 33.84 $ 35.16 Rate 9.0%28.72 29.98 31.24 32.51 33.77 10.0%27.63 28.84 30.04 31.25 32.45
Implied Share Price Implied Share Price
Incremental YOY Increase in Revenue Growth1 Incremental EBITDA Margin Increase2 $ 0.0(2.0)% (1.0)% 0.0% 1.0% 2.0% $ 0.0 (2.0)% (1.0)%0.0% 1.0% 2.0%
Discount 8.0%$ 30.05 $ 31.26 $ 32.51 $ 33.83 $ 35.20 8.0%$ 30.54$ 31.52$ 32.51 $ 33.50 $ 34.49 Rate 9.0%28.89 30.04 31.24 32.50 33.81 9.0% 29.34 30.2931.24 32.20 33.15 10.0%27.79 28.89 30.04 31.25 32.50 10.0% 28.21 29.1330.04 30.96 31.87

Selected Precedent Transactions Since 2003 ($ in millions)
LTM Multiples Date Target Acquiror Levered Value Sales EBITDA EBIT Consideration Announced Sep-06 CPC ADS $ 70NA NA 14.0 x Cash Jul-06ADVO Valassis 1,3160.9 9.1x / 12.6x [1]21.6 Cash Aug-06 PRIMIS Parthenon Capital 115 NA 8.0 NACash Feb-06 Doubleclick Email ADS 902.3 10.0 NACash Jan-06 Clarity Blue Experian 188 [2]3.3 NA 20.0 Cash Jan-06 VNU NV Valcon Acquisition 11,5662.2 11.3 19.0 Cash Sep-05 Bigfoot Interactive ADS 1204.0 14.0 NACash Aug-05 Communications Group WPP Group plc 68 NA NA NACash Jul-05Cendant Marketing Services Division Apollo 1,8251.4 8.2 10.5 Cash Mar-05 Digital Impact Inc. Acxiom 115 NA NA NACash Mar-05 Tampa Flyer Harte Hanks 60 NA NA NACash Apr-05 DoubleClick Hellman & Friedman 8052.0 13.4 37.1 Cash Oct-04 Epsilon Data Management ADS 3002.5 12.5 NACash Sep-04 Grey Global Group WPP Group plc 1,5200.9 17.2 NACash/Stock Jul-04Seisint, Inc. Reed Elsevier 7756.7 17.2 NACash Jun-04 Information Holdings Thomson Corp. 4415.4 NA NACash May-04 TradeWeb Thomson Corp. 535 NA NA NACash Apr-04 OneSource Information Services infoUSA Inc 851.5 NA 18.6 Cash Apr-04 Direct Group Investor Group 50 NA NA NACash Aug-03 INFO1 LandAmerica Finl Group Inc 47 NA NA NACash Aug-03 Peter Black Direct Merck 25 NA NA NACash Marketing Jun-03 Factual Data Corp Kroll Inc 1131.6 NA 7.3 Cash/Stock Jun-03 Cordiant Communications WPP Group plc 3310.7 6.5 NACash May-03 Tele-V National Mgmt Consulting 42 NA NA NACommon Stock May-03 Mosaic Sales Solutions JLL Partners 76 NA NA NACash May-03 NFO WorldGroup Taylor Nelson Sofres 4350.9 8.3 11.6 Cash Apr-03 Insurance Mgmt Solutions Group Fiserv Inc 411.4 NM NMCash Mar-03 Scorex Experian 1112.4 NA NACash Feb-03 Zenith Optimedia Publicis Groupe SA 119 NA NA NAUndisclosed Jan-03 Nordic Info Group A/S Experian 1423.0 8.2 15.2 Cash Median 2.1 x 11.3 x 16.9 x
Valuation Update13

Comparison of Selected Premiums 100% Cash Consideration, Last 3 Years1 ($ in millions) Premium Announced Target Acquiror Equity Value 1 Day 1 Week 4 Weeks 11/06/06 Per-Se McKesson Corp $ 1,095 14.5% 16.5% 19.3 % Technologies 08/23/06 Internet Sec Sys Group IncIBM Corp 1,303 7.7 8.2 16.9 08/10/06 FileNet Corp IBM Corp 1,557 1.0 4.0 29.1 07/09/06 Heritage Ppty Invest Centro Properties Group 1,753 3.3 3.5 3.6 Trust Inc 05/14/06 SSA Global Technologies Infor Global Solutions 1,529 25.1 24.0 25.8 Inc 05/01/06 Aviall Inc Boeing Co 1,716 27.3 28.7 27.2 04/27/06 Diagnostic Products Corp Siemens Medical Solutions Inc 1,767 20.7 17.7 24.5 04/25/06 Serologicals Millipore Corp 1,389 35.3 34.3 33.1 Corp 04/20/06 Ubiquitel Inc Sprint Nextel Corp 1,035 1.6 1.9 3.1 01/22/06 Sports Investor Group 1,021 20.0 26.0 20.8 Authority Inc 11/20/05 Beverly Enterprises Inc Fillmore Capital Partners LLC 1,593 33.3 35.9 36.8 11/10/05 SERENA Software Inc Silver Lake Partners 1,026 2.7 7.3 24.4 11/08/05 Linens n Investor Group 1,295 7.9 14.9 17.0 Things Inc 10/24/05 Amli Residential Ppty Prime Property Fund 1,177 20.7 22.7 19.1 Trust 10/16/05 Adv Neuromodulations Sys St Jude Medical Inc 1,369 30.4 22.8 21.8 Inc 09/29/05 IDX Systems GE Healthcare Ltd 1,488 25.1 33.6 38.8 Corp 09/15/05 UICI Investor Group 1,719 19.1 17.1 19.9 08/04/05 Metris Cos Inc HSBC Finance Corp 1,575 1.1 0.5 3.2 07/21/05 Priority Healthcare Corp Express Scripts Inc 1,252 7.7 9.3 10.7 07/10/05 US Unwired Inc Sprint Corp 1,072 1.5 4.3 24.3 06/16/05 Vicuron Pharmaceuticals Pfizer Inc 1,916 84.2 78.6 68.4 Inc 06/13/05 Commercial Bank of the West,CA 1,367 34.1 34.8 36.1 Federal,Omaha,NE 06/07/05 Gables Residential Trust Investor Group 1,272 14.1 19.5 17.1 05/16/05 Overnite Corp UPS 1,220 46.2 35.8 42.7 05/12/05 Cuno Inc 3M Co 1,290 31.3 34.7 36.8 04/21/05 Transkaryotic Therapies Shire Pharmaceuticals Grp PLC 1,384 21.6 38.1 55.5 Inc 03/14/05 Ascential Software Corp IBM Corp 1,121 17.8 17.0 16.8 01/31/05 Pulitzer Inc Lee Enterprises Inc 1,432 1.8 (1.5) (0.9) 01/27/05 Genencor International IncDanisco A/S 1,151 23.9 22.4 15.8 11/24/04 Ionics Inc GE Infrastructure Inc 1,072 47.9 43.0 52.5 11/03/04 Argosy Gaming Penn National Gaming Inc 1,408 16.4 11.1 17.8 Co 10/20/04 Boca Resorts Blackstone Real Estate Advisor 1,031 27.9 30.7 31.1 Inc 10/19/04 Robert Mondavi Corp Constellation Brands Inc 1,030 49.9 52.3 50.9 10/18/04 Select Medical EGL Holding Co 1,983 26.6 27.8 39.3 Corp 09/29/04 Orbitz Inc Cendant Corp 1,229 34.5 33.8 48.4 07/13/04 National Processing Inc Bank of America Corp 1,425 (9.5) (8.0) (8.8) 05/24/04 NeighborCare Omnicare Inc 1,410 96.7 94.4 44.2 Inc 05/24/04 WFS Financial Westcorp,Irvine,CA 1,940 3.5 6.2 5.1 Inc 05/19/04 ALARIS Medical Systems IncCardinal Health Inc 1,743 18.4 11.6 17.8 05/18/04 Kroll Inc Marsh & McLennan Cos Inc 1,958 32.4 32.9 34.6 03/22/04 US Oncology Inc Welsh Carson Anderson & Stowe 1,302 18.5 20.3 17.3 03/15/04 InVision Technologies Inc GE Infrastructure Inc 1,159 21.3 23.3 31.3 01/13/04 TheraSense Inc Abbott Laboratories 1,243 33.0 35.5 50.0 12/21/03 Esperion Therapeutics Inc Pfizer Inc 1,281 54.2 52.8 57.6 Median—100% Cash 21.0% 22.7% 24.4 % Transactions
1. Includes equity values between $1 billion and $2 billion over last three years. US public company targets only.
Valuation Update 14

III. Strategic Alternatives

Colorprint

Summary Financials

($ in millions)

	For FY Ended 31-Mar					For FY Ending 31-Dec	
	2002[1]	2003	2004	2005	2006	2006E	2007E
Income Statement							
Net revenues	$ 367.9	$ 383.8	$ 408.6	$ 410.1	$ 417.7	$ 454.1	$ 498.8
% YOY growth	*8.2 %*	*4.3 %*	*6.5 %*	*0.3 %*	*1.9 %*	*NA*	*9.8 %*
EBITDA	$ 136.5	$ 127.0	$ 143.4	$ 151.2	$ 150.2	$ 152.8	$ 168.7
% YOY growth	*9.1 %*	*(6.9)%*	*12.9 %*	*5.5 %*	*(0.7)%*	*NA*	*10.4 %*
% EBITDA margin	*37.1*	*33.1*	*35.1*	*36.9*	*35.9*	*33.7*	*33.8*
Operating income	$ 95.6	$ 86.1	$ 98.1	$ 108.8	$ 114.2	$ 110.1	$ 119.7
% YOY growth	*17.3 %*	*(9.9)%*	*13.9 %*	*10.9 %*	*4.9 %*	*9.0 %*	*8.7 %*
% Operating margin	*26.0*	*22.4*	*24.0*	*26.5*	*27.3*	*24.2*	*24.0*
Net Income from Operations	$ 66.6	$ 51.6	$ 60.4	$ 68.6	$ 71.6	$ 68.1	$ 69.3
% YOY growth	*19.8 %*	*(22.6)%*	*17.1 %*	*13.6 %*	*4.4 %*	*3.2 %*	*1.6 %*
Diluted EPS	$ 1.17	$ 0.94	$ 1.15	$ 1.31	$ 1.46	$ 1.46	$ 1.50
% YOY growth	*21.5 %*	*(19.5)%*	*22.9 %*	*13.5 %*	*11.7 %*	*11.1 %*	*3.2 %*
Diluted Shares Outstanding	57.1	54.9	52.3	52.4	48.9	46.8	46.1
Balance Sheet							
Total assets	$ 415.9	$ 422.4	$ 386.8	$ 392.7	$ 337.1	NA	NA
Cash & securities[2]	13.7	1.7	72.7	116.2	28.1	32.2	NA
Debt[2]	60.9	68.2	66.9	64.6	61.9	111.6	NA
Shareholders equity[3]	223.3	216.0	184.7	196.4	143.2	164.7	NA
Selected Data							
ROACE	32.8 %	23.5 %	30.1 %	36.0 %	42.2 %	37.1 %	NA
Debt / Total Capital	21.4	24.0	26.6	24.8	30.2	40.4	NA
Debt / EBITDA	0.4 x	0.5 x	0.5 x	0.4 x	0.4 x	0.7 x	NA
Free Cash Flow	$ 73.3	$ 64.7	$ 96.3	$ 85.6	$ 42.6	$(6.0)	$ 63.2

Strategic Alternatives 16

Grey Page
Strategic Alternatives 17

Illustrative Leveraged Recapitalization Analysis Assumptions
Transaction Assumptions Financing Assumptions / Indicative Terms Transaction as of 31-Dec-2006 •|_|•|_||_||_||_|[Pisces]|X|• [Pisces]•••[Scorpio]• [Libra][Scorpio][Leo]• •|_| [Sagittarius]•|X|[Libra] •[Aqueous][Cancer]|_|[Scorpio] [Leo]•|^|[Leo][Cancer][Virgo]& EBITDA of $153mm for 12 months ending 12/31/06 *[Scorpio][Sagittarius][Pisces]|X|[Cancer]|X|[Virgo][Scorpio] $111.6mm of existing debt 38% tax rate *[Cancer]|X| [Sagittarius]|_|•|_| •[Virgo][Scorpio]|X|[Cancer]|_|[Pisces]|_|• Issuance size $150mm $200mm $300mm $400mm Buyback Amount $35mm $84mm$182mm $280mm Buyback as % of Market Cap 2.9% 6.8% 14.4% 21.7% Cost of Debt L + 100L + 150 L + 150 L + 175 Roll-Forward Assumptions Pro Forma Credit Rating BB / Ba2 BB / Ba2BB / Ba2 BB- / Ba3 2007 based on management projections Pro-Forma 2006 Debt / EBITDA 1.0x1.3x 2.0x 2.6x Assumes 5.5% revenue growth from 2008-2011
Assumes gradual increase in EBITDA margin from 33.8% in 2007E to 35.0% in 2010
— Targets bottom-line growth in low double digits
Assumes Capex of $50mm for 2008-2011
Assumes 2008-2011 D&A equal to Capex
Assumes pre-tax standalone interest expense of $8mm
Strategic Alternatives18

Illustrative Leveraged Recapitalization Analysis Sensitivity Analysis ($ in millions, except per share amounts)
$150mm Debt Issuance and $35mm Buyback1 (L + 100bps) $200mm Debt Issuance and $84mm Buyback [1] (L + 150bps) IRR Sensitivity IRR Sensitivity Per Share Repurchase Price Per Share Repurchase Price 10% $ 24.00 $ 26.00 $ 28.00 $ 30.00 $ 32.00 11% $ 24.00 $ 26.00 $ 28.00 $ 30.00 $32.00 8.0 x 10.3% 10.2% 10.2% 10.1% 10.1% 8.0 x 11.3% 11.1% 11.0% 10.9% 10.8% 2011 EBIMulti9.0 12.8% 12.8% 12.7% 12.7% 12.6%2011 Mult9.0e 13.9% 13.7% 13.6% 13.5% 13.4% EBITDA 10.0 15.2% 15.1% 15.1% 15.0% 15.0% 10.0 16.2% 16.1% 16.0% 15.8% 15.8% 2007 EPS Accretion / (Dilution) 2007 EPS Accretion / (Dilution) Per Share Repurchase Price Per Share Repurchase Price 283% $ 24.00 $ 26.00 $ 28.00 $ 30.00 $ 32.00 315% $ 24.00 $ 26.00 $ 28.00 $ 30.00 $32.00 8.0% 3.1% 2.9% 2.6% 2.4% 2.3% 8.0% 4.0% 3.4% 2.8% 2.3% 1.9%
$ 300mm Debt Issuance and $182mm $ 400mm 280mm Buyback [1] (L + 150bps) Debt Buyback [1] Issuance (L and + $ 175bps) IRR Sensitivity IRR Sensitivity Per Share Repurchase Price Per Share Repurchase Price 13% $ 24.00 $ 26.00 $ 28.00 $ 30.00 $ 32.00 14% $ 24.00 $ 26.00 $ 28.00 $ 30.00 $32.00 8.0 x 13.5% 13.1% 12.9% 12.6% 12.4% 8.0 x 15.1% 14.5% 14.0% 13.5% 13.2% 2011 EBIMulti9.0 16.1% 15.8% 15.5% 15.2% 15.0%2011 Mult9.0e 17.9% 17.2% 16.7% 16.3% 15.9% EBITDA 10.0 18.5% 18.2% 17.9% 17.6% 17.4% 10.0 20.4% 19.8% 19.3% 18.8% 18.4% 2007 EPS Accretion / (Dilution) 2007 EPS Accretion / (Dilution) Per Share Repurchase Price Per Share Repurchase Price 498% $ 24.00 $ 26.00 $ 28.00 $ 30.00 $ 32.00 559% $ 24.00 $ 26.00 $ 28.00 $ 30.00 $32.00 8.0% 7.6% 6.0% 4.6% 3.5% 2.5% 8.0% 10.8% 8.0% 5.6% 3.7% 2.1%
1 Includes refinancing of $111.6mm of existing debt.
Strategic Alternatives 19

Illustrative Leveraged Recapitalization Analysis Earnings per Share Impact ($ in millions, except per share amounts) CY 2007 EPS Impact Debt Issued $ 150.0 $ 200.0 $ 300.0 $ 400.0 Less: Refinanced Debt 111.6 111.6 111.6 111.6 Equity Repurchased 35.4 84.4 182.4 280.4 Pre-Tax Cost of Debt 6.20% 6.70% 6.70% 6.95 % Assumed Repurchase Premium 5.0% 7.5% 10.0% 12.5 % Shares Repurchased 1.4 3.2 6.7 10.0 % of Shares Outstanding 2.9% 6.8% 14.4% 21.7 % Accretion / (Dilution) Standalone 2007E Net Income $ 69.3 $ 69.3 $ 69.3 $ 69.3 Less: Incremental After-tax Interest Expense (0.1) (2.7) (7.0) (12.0) Pro Forma 2007E Net Income $ 69.1 $ 66.6 $ 62.2 $ 57.3 Avg. Fully Diluted Shares Outstanding 46.1 46.1 46.1 46.1 Less: Shares Repurchased (1.4) (3.2) (6.7) (10.0) Pro Forma Avg. Fully Diluted Shares Outstanding 44.7 42.9 39.4 36.1 Standalone 2007E EPS $ 1.50 $ 1.50 $ 1.50 $ 1.50 Pro Forma 2007E EPS 1.55 1.55 1.58 1.59 Accretion / (Dilution) 2.8% 3.1% 5.0% 5.6 % Strategic Alternatives 20

Illustrative Leveraged Recapitalization Analysis Potential Share Price Appreciation ($ in millions, except per share data) 2007 — Pro Forma Share Price (PV) 2008 — Pro Forma Share Price (PV) Debt Issued $ 150 $ 200 $ 300 $ 400 $ 150 $ 200 $ 300 $ 400 Pro Forma EPS $ 1.55 $ 1.55 $ 1.58 $ 1.59 $ 1.72 $ 1.74 $ 1.78 $ 1.81 Forma 18.0 x $ 27.81 $ 27.90 $ 28.39 $ 28.55 Forma 16.0 x $ 27.55 $ 27.81 $ 28.52 $ 28.99 P/E 19.0 29.36 29.44 29.97 30.14 P/E 17.0 29.27 29.54 30.30 30.80 Pro Pro 20.0 30.90 30.99 31.54 31.73 18.0 31.00 31.28 32.08 32.62 Appreciation from Current Appreciation from Current Forma 18.0 x 11.6% 11.9% 13.9% 14.5 % Forma 16.0 x 10.5% 11.5% 14.4% 16.3 % P/E 19.0 17.8 18.1 20.2 20.9 P/E 17.0 17.4 18.5 21.5 23.6 Pro Pro 20.0 23.9 24.3 26.5 27.3 18.0 24.3 25.5 28.7 30.8

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Illustrative LBO Analysis (Based on a 25% premium to 6-Nov-06 close of $24.93; Transaction Close 12/31/06) Sources and Uses 4.58x Senior Debt; 6.55x Total Debt LTM 12/31/2006 Sources % Cap EBITDA ($153mm) Pricing Uses $150mm Revolver $0.0 0%0.0 x Purchase Equity $1,500.9 Term Loan B 700.0 43% 4.6 x L+275 Refinance Existing Debt [1] 111.6 Total Sr. Secured Debt $700.0 43% 4.6 x Estimated Fees/ Expenses 32.4 5 Year Zero 125.0 8% 0.8 x 11.0% area Senior Subordinated Debt 175.0 11% 1.1 x 10.0% area Total Debt $1,000.0 61% 6.5 x Equity Contribution 644.9 39% 10.8 x Total Sources $1,644.9 100% 10.8 x Total Uses $1,644.9 Strategic Alternatives 23

Illustrative LBO Returns Analysis Returns at Various Exit Dates – Assumes 6.55x Leverage, Exit at 9x LTM EBITDA Entrance Premium to Current Stock Price $ 27.42 $ 28.67 $ 29.92 $ 31.16 $ 32.41 $ 33.66 1230% 10.0%15.0% 20.0%25.0% 30.0%35.0% 2010 22.5% 18.2% 14.5% 11.3% 8.6% 6.1 % Exit Date 2011 21.2 17.8 14.8 12.3 10.0 8.0 2012 20.2 17.3 14.9 12.8 10.9 9.2 Returns at Various Exit Multiples – Assumes 6.55x Leverage Entrance Premium to Current Stock Price $ 27.42 $ 28.67 $ 29.92 $ 31.16 $ 32.41 $ 33.66 12% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% EBITDA Multiple 8.0x 16.3% 13.0% 10.1% 7.7% 5.6% 3.6% 8.5x 18.8 15.5 12.6 10.1 7.9 5.9 9.0x 21.2 17.8 14.8 12.3 10.0 8.0 2011 Exit 9.5x 23.4 19.9 16.9 14.3 12.0 10.0 10.0x 25.4 21.9 18.8 16.2 13.9 11.8 Returns at Various Leverage Levels – Assumes Exit at 9x 2011 LTM EBITDA Entrance Premium to Current Stock Price $ 27.42 $ 28.67 $ 29.92 $ 31.16 $ 32.41 $ 33.66 12% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% EBITDA 5.0x 16.6% 14.4% 12.4% 10.6% 8.9% 7.4% 5.5x 17.8 15.3 13.0 11.0 9.2 7.6 Debt / at Close 6.0x 19.2 16.3 13.8 11.6 9.6 7.8 LTM 6.5x 21.0 17.6 14.7 12.2 10.0 8.0 7.0x 23.4 19.3 15.9 13.0 10.5 8.3 Strategic Alternatives 24

Base Case for Illustrative LBO Analysis 1
in millions) ($
Pro Forma FY Ended December 31, ($ in millions) LTM 12.31.06 2007E2008E 2009E 2010E 2011E OPERATIONAL DATA Total Sales $ 454.1$ 498.8$ 526.2$ 555.2$ 585.7$ 617.9 growth 9.8% 5.5% 5.5% 5.5% 5.5% EBITDA 152.8 168.7 178.9 191.5 205.0 216.3 margin 33.6% 33.8% 34.0% 34.5% 35.0% 35.0% $ 110.1$ 119.7$ 128.9$ 141.5$ 155.0$ 166.3 EBIT Total Interest Expense 87.9 87.5 86.1 84.5 82.0 78.3 Net Income (Loss) to Common 20.0 26.6 35.3 45.3 54.6 SELECTED CASH FLOW DATA: Adjusted EBITDA $ 152.8$ 168.7$ 178.9$ 191.5$ 205.0$ 216.3 +/-Changes in Working Capital 0.0 (5.0) 1.2 1.3 1.4 1.4 — Total Capital Expenditures (117.0) (55.0) (50.0) (50.0) (50.0) (50.0) = Operating Cash Flow 35.8 108.7 130.2 142.8 156.4 167.7 — Cash Taxes (8.4) (12.2) (16.3) (21.7) (27.7) (33.4) — Cash Interest Expense (net) (87.9) (84.8) (69.2) (66.1) (61.8) (56.1)
= Cash for Debt Service (60.6) 11.7 44.7 55.1 66.9 78.2 Cumulative Cash for Debt Service 11.7 56.3 111.4 178.3 256.5
CAPITALIZATION: $ 15.0$ 15.0$ 15.0$ 15.0$ 15.0$ 15.0 Cash Bank Revolver $ 0.0 $ 0.0$ 0.0 $ 0.0$ 0.0 $ 0.0 Term Loan B 700.0 688.3 643.7 588.6 521.7 443.5 Total Bank Debt $ 700.0$ 688.3$ 643.7$ 588.6$ 521.7$ 443.5 Senior Subordinated Debt 175.0 175.0 175.0 175.0 175.0 175.0 5 Year Zero 125.0 125.0 139.1 154.9 172.4 191.8 Total Debt $ 1,000.0$ 988.3$ 957.8$ 918.4$ 869.0$ 810.3 Shareholders’ Equity 644.9 664.8 691.4 726.8 772.0 826.6 Total Capitalization 1,644.9 1,653.2 1,649.2 1,645.2 1,641.1 1,636.9
CREDIT STATISTICS: EBITDA / Senior Interest 2.9x 3.2x 3.5x 3.9x 4.6x 5.6x EBITDA / Total Interest 1.7x 1.9x 2.1x 2.3x 2.5x 2.8x (EBITDA – Capex) / Total Interest 1.7x 1.3x 1.5x 1.7x 1.9x 2.1x Senior Debt / Adj. EBITDA 4.6x 4.1x 3.6x 3.1x 2.5x 2.1x Total Debt / Adj. EBITDA 6.5x 5.9x 5.4x 4.8x 4.2x 3.7x Free Cash Flow / Total Debt (6.1)% 1.2% 4.7% 6.0% 7.7% 9.7 % Total Debt / Total Capitalization 60.8 59.8 58.1 55.8 53.0 49.5
1 Based on management projections. Management projections have not yet been reviewed by Colorprint’s board.
Strategic Alternatives 25

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Potential Counterparties

($ in millions)

Company	Financial Information	Credit Rating	Management	Comments / Recent Developments
News Corporation	Market cap: $66,703 Cash: $5,783 Debt: $11,427 2007 P/E: 19.0x EV / EBITDA: 15.6x	Moody's: Baa2 S&P: BBB Fitch: BBB	CEO: Rupert Murdoch CFO: David F. DeVoe	■ Highly publicized statements regarding interest in developing Internet channel through acquisition ($2+ billion) ■ Departure of Lachlan Murdoch likely to impact status of further discussions with Colorprint ■ $6 billion of cash on balance sheet and aggressive in acquisition settings for the right asset
HARTE HANKS	Market cap: $2,096 Cash: $35 Debt: $167 2007 P/E: 16.9x EV / EBITDA: 10.1x	N / A	CEO: Richard Hochhauser CFO: Dean Blythe	■ Not historically an aggressive acquirer ■ Cash offer at a premium would stretch balance sheet ■ 3Q earnings fell 3.8% versus prior year period, coming in below analyst estimates
Valassis.	Market cap: $723 Cash: $87 Debt: $260 2007 P/E: 10.1x EV / EBITDA: 6.5x	Moody's: Ba1 S&P: BB	CEO: Alan F. Schultz CFO: Robert L. Recchia	■ Announced $1.3bn all-cash acquisition of ADVO in Jul 2006 ■ On Aug 30, the company filed action to rescind merger agreement due to misrepresentation and material adverse changes in ADVO's business ■ Dispute between Valassis and ADVO ongoing ■ Downgraded from Baa3 by Moody's 30-Oct-06
vnu	Market cap: NA Cash: $590[1] Debt: ~$7,900[1] 2007 P/E: NA EV / EBITDA: NA	Moody's: B2 S&P: B	CEO: David L. Calhoun CFO: Rob A. Ruijter	■ Company recently acquired by Valcon Acquisition (private equity consortium including Blackstone, Carlyle, KKR, TH Lee, H&F and Alpinvest) for equity value of $9.6bn ■ Has remained strategically active, recently proposing to acquire remaining public stake in subsidiary NetRatings and selling stake in Solucient to Thomson

[1] *Based on 29-Sep-2006 earnings press release. Figures reported in euros; assumes exchange rate of 1.2x*

Strategic Alternatives 27

Ability to Pay Analysis – 2007 EPS Breakeven Key Assumptions Deal closes on December 31, 2006 Median IBES 2007E EPS estimates used for all potential buyers Management 2007E EPS estimate used for Colorprints IBES EPS estimates calendarized to December 31 year-end for all companies Pre-tax synergies of 15% of Colorprint LTM September 2006 selling, general and administrative expenses ($151mm) 50% phased in 2007 20% of excess purchase price allocated to identifiable intangibles, and remaining to goodwill Identifiable intangibles amortized on a straight line basis over 8 years (tax deductible) Pre-tax cost of debt as follows: 50% Cash 100% Cash News Corp 5.00% 5.00% Valassis 7.00% 8.00% Harte Hanks 6.25% 7.00% Tax rate of 35% Strategic Alternatives 28

Breakeven Ability to Pay Analysis 100% Stock Transaction $28.00 Current Price = $24.93 $25.00 $25.00 $22.80 $22.00 Price per Share $19.00 $16.00 $14.89 $13.00 $10.00 News Corp Harte Hanks Valassis Mkt Cap $66,703 $2,096 $723 2007E P/E 19.0x 16.9x 10.1x Current Ratings Baa2 / BBB N/A Ba1/BB PF Debt/LTM EBITDA1 2.3x 0.5x 1.3x POS PF Ownership 1.7% 33.8% 49.1% 1EBITDA figures exclude impact of FAS 123 R. Strategic Alternatives 29

Breakeven Ability to Pay Analysis 50% Stock / 50% Cash Transaction $30.00 $28.81 Current Price = $24.93 $27.50 $25.95 $25.00 Price per Share $22.50 $20.00 $19.40 $17.50 $15.00 News Corp Harte Hanks Valassis Mkt Cap $66,703 $2,096 $723 2007E P/E 19.0x 16.9x 10.1x Current Ratings Baa2 / BBB N/A Ba1/BB PF Debt/LTM EBITDA1 2.5x 2.1x 2.9x POS PF Ownership 1.0% 22.5% 39% 1EBITDA figures exclude impact of FAS 123 R. Strategic Alternatives 30

Breakeven to Pay Analysis 100% Cash Transaction $40.00 $35.00 $33.95 Current Price = $24.93 $30.00 $27.55 $25.15 Price per Share $25.00 $20.00 $15.00 $10.00 News Corp Harte Hanks Valassis Mkt Cap $66,703 $2,096 $723 2007E P/E 19.0x 16.9x 10.1x Current Ratings Baa2 / BBB N/A Ba1/BB PF Debt/LTM EBITDA1 2.7x 4.0x 5.5x 1EBITDA figures exclude impact of FAS 123 R. Strategic Alternatives 31

Appendix A: Financial Sponsors Profiles

Hellman and Friedman Current Fund Size: $3.5 billion Overview General Partners Hellman & Friedman LLC, founded in 1984, is a private equity investment firm well respected for its Matthew Barger John (Jack) Bunce, Jr. distinctive investment philosophy and approach. H&F’s offices are located in San Francisco, London, and New York. H&F raised our first institutional private equity fund in 1987. During its 18-year investing history, H&F has raised and managed over $8 billion of committed capital and have invested in over 50 Mitchell Cohen Jeffrey Goldstein companies. H&F is currently investing its fifth fund, Hellman & Friedman Capital Partners V, L.P. (HFCP V), with $3.5 billion of committed capital, which was activated in August 2004. Philip Hammarskjold Patrick Healy H&F’s objective is to invest long-term equity capital to support the strategic and financial objectives of outstanding management teams operating businesses with defensible positions in growing markets. Warren Hellman Georgia Lee Over its lifetime, H&F has distinguished ourselves as a flexible source of capital and a value-added partner. Brian Powers Thomas Steyer H&F’s team consists of 30 investment professionals, including 13 managing directors with an average tenure with the Firm of 12 years. This allows H&F to spend substantial time working with the companies Allen Thorpe David Tunnell in which it invests. Limited partner investors in H&F’s funds include many of the largest U.S. and international corporate Frank Zarb pension funds, U.S. state pension funds, university endowments and foundations. And, in HFCP V, H&F (the partners of the firm) collectively are one of the largest limited partners. Selected Investments Company Description Blackbaud Blackbaud is the leading provider of software and related services to the not-for-profit vertical market. In October 1999, HFCP III purchased a controlling interest in Blackbaud and is working with management to transition the company to its next phase of growth. Blackbaud, which currently sells mission-critical fundraising, accounting and school administration software and services, has realized dynamic growth over the last five years and now has an installed base of over 12,000 customers worldwide. Blackbaud executed an initial public offering in July 2004 on the NASDAQ DoubleClick DoubleClick is the leading provider of technology and data solutions for advertising agencies, web publishers, marketers, and catalogers to plan, execute and analyze their marketing programs. DoubleClick’s marketing solutions — - online advertising, search engine and affiliate marketing, email marketing, database marketing, and data management — - help clients yield the highest return on their marketing dollar. DoubleClick Inc. has global headquarters in New York City and maintains 21 offices around the world. In July 2005, Click Holding Corp., a subsidiary of Hellman & Friedman LLC and JMI Equity, acquired DoubleClick in a transaction valued at approximately $1.1 billion Mitchell International Mitchell International, established in 1946, is a l eading provider of information software, print publications and total business solutions to the insurance and automotive collision repair industries. In April 2000, HFCP IV acquired Mitchell from the Thomson Corporation. The Company’s products and services range from the assessment and estimation of vehicle damage to comprehensive data mining tools and complete collision shop management systems. The Nasdaq Stock Market The Nasdaq Stock Market is one of the world’s leading stock markets, operating an electronic, screen-based equity market that lists more companies and has more trading activity than any other stock market in the world. In May 2001, HFCP IV invested $240 million to purchase convertible subordinated debentures representing an approximate 15% ownership interest in Nasdaq. With this investment, H&F was the first outside shareholder of Nasdaq interested solely in maximizing the value of the equity and helped Nasdaq transition from a membership-owned organization to a public corporation. In April 2005, HFCP IV entered into a follow-on investment in Nasdaq to support its acquisition of INET Vertafore, Inc Vertafore, Inc. is a leading provider of specialized software, services and information for the property and casualty insurance industry. In 2004, HFCP V acquired controlling interest of Vertafore in a proprietary, non-intermediated transaction. During its thirty year history, Vertafore has become the management system and information source to over 15,000 independent agencies, 120,000 end-users, and 300 insurance carriers through four principal operating entities: AMS Services, SilverPlume, AMS Rackley, and Allenbrook. Financial Sponsors Profiles 33

Carlyle Group Fund Size: $7.85 billion Overview Key Principals Manages over $18.3 billion in capital across 23 funds Chairman: Senior Director: Focus: defense, aerospace, healthcare, telecommunications, media, industrial and Louis V. Gerstner, Jr. Julian Browne Richard G. Darman government-related investments Robert Coxon Louis J. Guiliano Pursues situations where there is a high degree of regulatory, business, legal, and industry Founding Partners: Wilfred A. Finnegan Arthur Levitt complexity Daniel A. D’Aniello Kent Kresa Thomas F. McLarty Targets equity investments between $100 — $400 million William E. Conway Duncan Lewis David L. Squier Joint venture with Riverstone to make E&P investments ($1.1 bn fund) David M. Rubenstein Charles O. Rossotti Based in Washington D.C. Thomas A. Corcoran Other offices located in Barcelona, Charlotte, Dallas, Frankfurt, Hong Kong, London, Milan, Senior Counselor: Moscow, Munich, New York, Paris, Riyadh, San Francisco, Seoul, Singapore, and Tokyo James Baker, III Selected Investments Company Stake Description American Bottling Company Divested Independent bottler of carbonated soft drinks and new age beverages in the US Connecticare Controlling Partner Independent, regional HMO based in Connecticut Countour Aerospace Controlling Partner Manufactures aerostructure components for commercial and military markets CPU Technology Controlling Partner Provider of embedded electronic systems using system-on-a-chip SoC technology Dr Pepper/Seven Up Bottling Group Controlling Partner Bottles Dr Pepper and 7 Up for Cadbury Schweppes and RC Cola and Snapple and Triarc Companies Elgar Electronics Corp Controlling Partner Manufactures power testing and power supply equipment for military and commercial markets Epsilon Data Management Inc. Controlling Partner Provides computer-based marketing services to assist clients in the design and implementation of direct response marketing programs Fairchild Imaging Controlling Partner Manufactures charged coupled devices (CCD) and electronic imaging systems Forged Metals Inc. Controlling Partner Produces seamless rolled rings and open die forgings for jet engines, land-based turbines, and aerospace applications Fresh Fields Markets Divested Operates natural foods grocery chain Gemini Air Cargo Inc. Controlling Partner Global air cargo company that specializes in providing Aircraft, Crew, Maintenance an d Insurance contract cargo services for other airlines Glenmoor Limited Controlling Partner Owns and operates pipelines Grand Vehicle Works Holdings Inc. Controlling Partner Manufactures vehicle bodies and chassis IInteliStaf Healthcare Controlling Partner Provider of medical staffing services Kuhlman Electric Corp Controlling Partner Designs, manufactures and markets a broad range of transformers or electric utility distribution systems Lear Siegler Services Inc. Controlling Partner Provides maintenance, logistics, systems integration and pilot training to the military and to the government agencies Loews Cineplex Entertainment Corp Controlling Partner Operates motion picture theaters primarily in major cities throughout in US, Europe and Eurasia Magellan Midstream Controlling Partner Storage, transportation, and distribution of refined petroleum products and ammonia Mariner Energy Inc. Controlling Partner Oil and gas exploration and production MedPointe Controlling Partner Manufactures toiletries, pharmaceuticals and various specialty drugs. JV with Cypress Group Piedmont Hawthorne Controlling Partner Operator of airport general aviation businesses, commonly called fixed base operations or FBOs Prime Communications Controlling Partner Operates cable television systems Relizon Controlling Partner Provider of outsourced business communication services Rexnord Controlling Partner Manufactures conveying components Standard Aero Limited Controlling Partner The independent gas turbine engine and accessory repair and overhaul company Stellex Aerostructures Controlling Partner Provider of subsystems and components for the aerospace, defense and space industries United Components Inc. Controlling Partner Manufactures engineering components and vehicle replacement parts Varsity Group Minority Interest College marketing company that offers strategic marketing services and online and offline channels Verizon Hawaii Inc. Controlling Partner Provide range of telecommunications services in Hawaii, throughout the Pacific and Asia Xcelerate. Controlling Partner Internet professional services firm that provides end to end e-commerce business development for their customers Financial Sponsors Profiles 34

Financial Sponsors Profiles 35

Welsh, Carson, Anderson & Stowe Fund Size: $3.5 billion Overview Selected Partners Founded in 1979, WCAS is a New York based firm that concentrates its Jonathan M. Rather (Chief Financial Officer) investments exclusively in healthcare, information and business services, and John Almeida, Jr. (Information & business services and communications) communications industries Bruce K. Anderson (Information & business services) Invested in over 135 companies in their core industries and have funded over Russell L. Carson (Healthcare) 650 follow-on acquisitions John D. Clark (Information & business services and communications) Raised $12 billion in 9 equity funds and three subordinate debt funds Anthony J. de Nicola (Information & business services and communications) Currently investing $3.5 billion WCAS X equity fund D. Scott Mackesy (Healthcare) Also investing WCAS Capital Partners IV, L.P., a $1.3 billion dedicated James R. Matthews (Information & business services and communications) subordinated debt fund Thomas E. McInerney (Information & business services and communications) Across all partnerships, current portfolio consists of 30 companies with Robert A. Minicucci (Information & business services) combined revenues of $18 billion and EBITDA of $4 billion Paul B. Queally (Healthcare) Has completed a number of investments in divisions or subsidiaries of larger Sanjay Swani (Information & business services and communications) companies, and acquisitions/recapitalizations of public companies. WCAS has Sean M. Traynor (Information & business services and healthcare) created, in several situations, an entirely new administrative, operational and Patrick J. Welsh (Information & business services) management structure Selected Investments Company Stake Description Alliance Data Systems Controlling Partner Provides customer relationship marketing, data information and transaction services AmeriPath Inc. Controlling Partner Provides anatomic pathology laboratory services Ardent Healthcare Services Controlling Partner Owner and operator of acute care psychiatric hospitals BancTec Inc. Controlling Partner Provides electronic imaging and document management solutions Centennial Communications Controlling Partner Operates wireless rural telephone systems in US and integrated communication services in the Caribbean Concentra Managed Care Inc. Controlling Partner Provides workers compensation health care services and cost containment services Global Knowledge Network, Inc. Controlling Partner Provides information technology education and training Headstrong, Inc. Controlling Partner Designs and impl ements systems integration products ITC DeltaCom Inc. Controlling Partner Competitive local exchange carrier in southeastern US MedCath Corp. Controlling Partner Provider of cardiology and cardiovascular services SAVVIS Communications Corp. Controlling Partner Provider of data networking, managed hosting and Internet access services SHPS Inc. Controlling Partner Provider of outsourced employee benefits and care management services United States Investigation Services Controlling Partner Government and commercial employee background investigative services US Oncology Controlling Partner Healthcare network dedicated exclusively to cancer treatment and research Valor Telecommunications Controlling Partner Rural provider of communication services in southeastern U.S. Financial Sponsors Profiles 36

Appendix B: Additional Information Additional Information 37

Research Analysts’ Recommendations and Estimates Analyst Recommendations Evolution of Estimates1 Strong $2.00 Buy Estimate $1.50 $1.44 13% 2008E Underperform Buy 25% $1.00 $1.25 $1.46 $1.29 13% 2005A 2006A 2007E $1.19 EPS $0.50 2004A Hold $0.00 50% Nov-2003 Jun-2004 Jan-2005 Aug-2005 Mar-2006 Oct-2006 Monthly from 6-Nov-2003 to 06-Nov-2006 Recommendations: 8 2004 2005 2006 2007 2008 Price Targets Individual Analyst Estimates $30.00 Broker Estimate $29.00 Date Rating Growth Estimates CY Ended Dec $28.00 ‘05-’06E ‘06-’07E 5-Yr. ‘06E ‘07E Goldman Sachs 26-Oct-2006 Underperform 6.1% (4.9)% $1.39 $1.32 Current = $24.93 $26.00 Bear, Stearns 01-Nov-2006 Hold 7.6 (4.3) 8.7% 1.41 1.35 $24.62 $25.00 Deutsche Bank 31-Oct-2006 Hold 6.9 10.4 - 1.40 1.55 $24.00 First Analysis Securities 01-Nov-2006 Hold 6.1 2.7 10.0 1.39 $23.00 1.43 $22.00JMP Securities 27-Oct-2006 Underperform 9.2 (1.7) 10.0 1.43 1.41 J.P. Morgan 02-Nov-2006 Buy 9.2 11.4 — 1.43 1.59 $20.00 Robert W. Baird 01-Nov-2006 Hold 5.3 (2.4) - 1.38 1.35 Goldman Robert Deutsche JMP William Blair 26-Oct-2006 Strong Buy 7.6 — 7.0 1.41 - Sachs Baird Bank Securities Median 7.3% (0.3)% 9.3% $1.41 $1.40 1Evolution of EPS estimates based on fiscal year-end Mar-31 estimates. Additional Information 38

Management vs. Analysts Estimates ($ in millions, except per share data) CY 2006 Estimates1 EPS Revenue EBITDA [3] EBIT Net Income Avg. Shares Management $ 1.46 $ 454.1 $ 152.8 $ 110.1 $ 68.1 46.8 Goldman, Sachs & Co. 1.39 452.5 NA NA 65.2 46.9 Bear, Stearns & Co. 1.41 449.0 152.4 107.2 65.8 46.7 Deutsche Bank North America 1.40 451.9 153.0 107.9 65.4 46.7 First Analysis Securities Corp 1.39 451.2 150.3 106.3 65.1 46.8 JMP Securities 1.43 452.8 NA 109.4 66.6 46.6 JP Morgan 1.43 NA NA NA NA NA Robert W. Baird & Co., Inc. 1.38 456.4 155.7 110.3 64.5 46.7 William Blair & Company, L.L.C. 1.41 450.7 NA NA NA NA Analyst Median $ 1.41 $ 451.9 $ 152.7 $ 107.9 $ 65.3 46.7 Analyst Range — High to Low 3.6% 1.6% 3.6% 3.7% 3.3% 0.7 % CY 2007 Estimates2 EPS Revenue EBITDA [3] EBIT Net Income Avg. Shares Management $ 1.50 $ 498.8 $ 168.7 $ 119.7 $ 69.3 46.1 Goldman, Sachs & Co. 1.32 465.4 147.9 103.0 62.8 47.5 Bear, Stearns & Co. 1.35 479.3 NA 103.3 61.4 45.4 Deutsche Bank North America 1.55 500.2 172.9 123.3 70.2 45.5 First Analysis Securities Corp 1.43 492.2 156.9 113.4 66.7 46.7 JMP Securities 1.41 490.7 NA 104.1 65.4 46.5 JP Morgan 1.59 NA NA NA NA NA Robert W. Baird & Co., Inc.1.35 504.0 172.1 124.1 61.9 45.9 William Blair & Company, L.L.C. NA NA NA NA NA NA Analyst Median $ 1.40 $ 490.3 $ 157.9 $ 109.1 $ 64.2 46.2 Analyst Range — High to Low 20.4% 8.3% 16.9% 20.5% 14.5% 4.4 % Additional Information 39

Colorprint

Commentary

Analyst	Comments
Goldman, Sachs & Co. Simeon Gutman Sell *October 26, 2006*	■ "Our 12-month price target of ~$25 is derived through blended risk/reward and DCF analyses. In both instances, we have given the company credit for notably enhanced CMS top-line growth due to the color printer rollout." ■ "On top of what is already expected to be a difficult fiscal 2007 due to color printer rollout costs and tough comparisons, on today's conference call management revealed a couple of items that are potential areas for additional concern. First, Catalina's international division (CMI) is losing two important clients beginning in the first calendar quarter of 2007. Second, of the flagship CMS division's 8.5% quarterly top-line gain, more than half was driven by new Walgreen and Kmart installations. Third, because of the decay in manufacturer spending as nationally branded drugs go off patent, the ongoing generic boom could temper CHR's growth in the intermediate-term."
JP Morgan Frederick Searby Buy *October 26, 2006*	■ "While F2Q07 came in moderately below expectations, we believe investors will focus on how the transition to color printers is progressing. Commentary on calendar 2007 selling season likely will be the key issue. Verbiage in the press release suggests it was positive, but we will wait and see. We reiterate our Overweight." ■ "With a clean balance sheet, strong FCF generation, and a sizable potential international opportunity, we like POS' growth prospects. With eroding traditional media audiences set against ongoing price inflation, clients have to look to cheaper, higher ROI alternative media. Anecdotal evidence suggests that the shift to measured media/direct marketing will accelerate. POS could be the beneficiary of a reallocation of traditional marketing dollars…Trading at 8.4x EV/F2007E EBITDA, we view POS as an attractive investment opportunity…."

Additional Information 40

Colorprint Commentary Analyst Comments William Blair & Company “At first look, Catalina reported disappointing second-quarter results. Growth remained strong in the Troy Mastin core business and International, but the Health Resource division was disappointing as a dearth of unusual projects throttled growth.” Strong Buy October 26, 2006 “As expected, cash flow remained weak as the company is building out its color printer initiative. Free cash flow of -$19.1 million reflected $50 million in capital expenditures in the quarter, which helped the company reach an installed base of half of its domestic store base in the quarter.” “The investment and cost ramp associated with growth appears to be higher than we had modeled; however, we are reserving full judgment until after the conference call this morning. Shares will likely fall under some pressure before the call as recent strength has pushed full valuation to 17.6 times 2008 EPS.” Additional Information 41

Peer Beta Calculation Average of Different Beta Sources 5-Year Levered Betas Barra Bloomberg1 Average Colorprint 0.97 1.19 1.08 Harte Hanks 0.81 0.71 0.76 Acxiom 0.79 1.02 0.91 Valassis 1.56 0.91 1.23 Advo 1.15 0.81 0.98 InfoUSA 1.21 1.19 1.20 Median 1.06 0.97 1.03

Cost of Equity and WACC Analysis ($ in millions) Risk Cost of Pre-Tax Effective Risk-Free Premium Equity Beta Equity Cost of Tax Rate Current Curr. Mkt. Val. Rate1 2 3 4 (t)5 Debt (D)6 of Equity (E)7 WACC (Rp) (Be) (Ke) Debt (Kd) Colorprint8 4.70% 5.00% 1.08 10.09% 6.00% 40.6% $ 112 $ 1,169 9.52 % Harte Hanks 4.70% 5.00% 0.76 8.51% 6.03% 38.6% $ 167 $ 2,096 8.15 % Acxiom 4.70 5.00 0.91 9.23 6.38 39.0 795 2,265 7.84 Valassis9 4.70 5.00 1.23 10.87 6.23 34.7 260 723 9.07 Advo 4.70 5.00 0.98 9.61 6.50 37.5 144 914 8.85 InfoUSA 4.70 5.00 1.20 10.69 6.20 36.0 137 650 9.52 Median 1.03 9.85% 8.96%

Appendix C: Hellman & Friedman Proposal